STOCK APPRECIATION RIGHTS AGREEMENT (EMPLOYEE)

This document sets forth the terms of a grant of stock appreciation rights (the “Award”) granted by Noven Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to a Certificate of Stock Appreciation Rights (“Certificate”) displayed at the website of Smith Barney Stock Plan Services. The Certificate, which specifies the person to whom the award is granted (“Grantee”) and other specific details of the grant, and the electronic acceptance of the Certificate at the website of Smith Barney Stock Plan Services are incorporated herein by reference.

BACKGROUND

A. Grantee is an employee of the Company.

B.	In consideration of services to be performed, Company desires to afford Grantee an opportunity to acquire shares of its common stock in accordance with Company’s 1999 Long-Term Incentive Plan (the “Plan”) as hereinafter provided.

C.	Any capitalized terms not otherwise defined herein shall have the meaning accorded them under the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties, hereto, intending to be legally bound, agree as follows:

1. Grant of Award. Subject to the terms and conditions of the Plan and this Grant, Company hereby grants to Grantee the number of stock appreciation rights (the “Rights”) specified on the Certificate, with each Right bearing the reference price (the “Reference Price”) specified on the Certificate. The Rights are granted in respect of the Common Stock, par value $.0001 per share (“Common Stock”) of the Company.

2. Award Period. The Award may be exercised in accordance with the provisions of Paragraphs 3, 4 and 5 hereof during the Award Period, which shall begin on the “Award Date” specified in the Certificate and shall end on the Expiration Date (as defined in paragraph 4). All rights to exercise the Award shall terminate on the Expiration Date.

3. Exercisability. Subject to the limitations of the Plan and this Award, the Award shall be exercisable according to the vesting schedule specified on the Certificate. An installment of this Award shall not become exercisable on the otherwise applicable vesting date if the Grantee’s Date of Termination (as defined in paragraph 8) occurs on or before such vesting date. Notwithstanding the foregoing provisions of this paragraph 3, the Award shall become exercisable with respect to all of the Rights (to the extent it is not then otherwise exercisable) as follows:

A.	Rights under this Award shall become fully exercisable upon the Grantee’s Date of Termination, if the Grantee’s Date of Termination occurs by reason of the Grantee’s death, Disability (as such term is defined in a certain Employment Agreement between the Company and the Grantee, dated April 29, 2008, (the “Employment Agreement”)), termination of Grantee’s employment by the Company without Cause (as such term is defined in the Employment Agreement), non-renewal by the Company of the Employment Agreement or by reason of termination of Grantee’s employment by Grantee for Good Reason (as such term is defined in the Employment Agreement).

B.	The Award shall become fully exercisable upon a Change in Control (as defined in the Plan), if the Grantee’s Date of Termination does not occur on or before the Change in Control.

C.	The Option may be exercised on or after the Date of Termination only as to that portion of the Rights as to which it was exercisable immediately prior to the Date of Termination, or as to which it became exercisable on the Date of Termination in accordance with this paragraph 3.

4. Expiration. The Award Period shall terminate and this Award shall be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

A. the Expiration Date specified on the Certificate;

B.	if the Grantee’s Date of Termination occurs by reason of death, Disability or Retirement, the one-year anniversary of such Date of Termination;

C.	the Grantee’s Date of Termination, if the Grantee’s Date of Termination occurs as a result of a termination by the Company for Cause (as such term is defined in the Employment Agreement); or

D.	if the Grantee’s Date of Termination occurs for reasons other than death, Disability, Retirement, or the reasons specified in C above, the 90-day anniversary of such Date of Termination.

5. Method of Exercise. Subject to this Agreement and the Plan, the Award may be exercised in whole or in part by complying with such procedures as the Committee may establish or, if no such procedure is established, then by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the Expiration Date. Such notice shall specify the number of Rights the Grantee elects to exercise. The Award shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Common Stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules or regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company. Subject to the withholding of applicable payroll, withholding and other taxes in accordance with Section 6 below, upon the exercise of Rights (or as promptly thereafter as practicable), the Company shall issue to the Grantee a number of shares of Common Stock (rounded down to nearest whole number) equal to the product of (i) the number of Rights exercised multiplied by (ii) the difference between the Fair Market Value on the date of exercise and the Reference Price.

6. Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Grantee, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Common Stock which the Grantee already owns, or to which the Grantee is otherwise entitled under the Plan.

7. Transferability. Except as otherwise provided in the Plan or this paragraph 7, the Rights are not transferable other than as designated by the Grantee by will or by the laws of descent and distribution, and during the Grantee’s life, may be exercised only by the Grantee. However, the Grantee, with the approval of the Committee, may transfer the Rights for no consideration to or for the benefit of the Grantee’s Immediate Family (including, without limitation, to a trust for the benefit of the Grantee’s Immediate Family or to a partnership or limited liability company of which only one or more members of the Grantee’s Immediate Family hold an interest), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Rights prior to such transfer. The foregoing right to transfer the Rights shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Rights. The term “Immediate Family” shall mean the Grantee’s spouse, parents, children, sisters, brothers and grandchildren (whether by blood, marriage or adoption) and, for this purpose, shall also include the Grantee.

8. Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

A.	Date of Termination. The Grantee’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Grantee is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of (a) a transfer of the Grantee between the Company and a Subsidiary or between two Subsidiaries; (b) the Grantee taking a leave of absence from the Company or a Subsidiary approved by the Grantee’s employer, or (c) Grantee ceasing to be employed by the Company or any of its Subsidiaries but continuing to serve the Company without interruption as an Outside Director of the Company; provided, however, that in the case of this clause c, if Grantee thereafter ceases to serve as an Outside Director of the Company without immediately resuming service as an employee of the Company or any of its Subsidiaries then Grantee’s “Date of Termination” shall be the first day on which Grantee no longer serves as an Outside Director. If, as a result of a sale or other transaction, the Grantee’s employer ceases to be a Subsidiary (and the Grantee’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Grantee’s Date of Termination caused by the Grantee being discharged by the employer.

B.	Disability. Except as otherwise provided by the Committee, the Grantee shall be considered to have a “Disability” during the period in which the Grantee is unable, by reason of a medically determinable physical or mental impairment, to engage in the duties of Grantee’s employment with the Company, which condition has, or, in the opinion of an independent physician selected by the Committee, is expected to have, a duration of not less than 180 days.

C.	Retirement. “Retirement” of the Grantee shall mean, with the approval of the Committee, the occurrence of the Grantee’s Date of Termination on or after the date the Grantee attains age 55.

D.	Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

9. Forfeiture Provisions.

A.	Forfeiture of gain and unexercised rights in certain circumstances. If (a) Grantee’s Date of Termination occurs for any of the reasons specified in clause C of paragraph 4 of this Award during the twelve months following any exercise of all or any portion of the Rights, or (b) during the eighteen months after Grantee’s Date of Termination Grantee violates any non-competition, confidentiality or other duty or obligation Grantee has to the Company then (1) this Award shall and all Rights be deemed to have terminated effective as of the earlier of (A) the Grantee’s Date of Termination and (B) the date on which Grantee entered into such activity, unless terminated sooner by operation of another term or condition of this Award or the Plan, and (2) Grantee shall pay to Company the amount of any gain realized or payment received as a result of the exercise of this Award during such eighteen month period, as applicable.

B.	Right of Set-Off. By accepting this agreement, Grantee consents to a deduction from any amounts the Company owes Grantee from time to time (including amounts owed to Grantee as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Grantee by the Company), to the extent of the amounts Grantee owes the Company under paragraph A above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Grantee owes it, calculated as set forth above, Grantee agrees to pay immediately the unpaid balance to the Company.

C.	Committee Discretion. Grantee may be released from its obligations under paragraphs A and B above only if the Committee (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company.

10. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Grantee or benefits deliverable to the Grantee under this Agreement have not been exercised or delivered, respectively, at the time of the Grantee’s death, such rights shall, subject to the terms and conditions of the Plan and this Award, be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Grantee in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Grantee fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Grantee, any rights that would have been exercisable by the Grantee and any benefits distributable to the Grantee shall be exercised by or distributed to the legal representative of the estate of the Grantee. If a deceased Grantee designates a beneficiary but the Designated Beneficiary dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

11. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

12. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Grantee from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. By accepting this Agreement, the Grantee acknowledges receipt of a copy of the Plan and of the most recent Prospectus relating to the Plan.

13. Not An Employment Contract. The Award will not confer on the Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Grantee’s employment or other service at any time.

14. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notices shall be directed, if to the Grantee, at the Grantee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

15. No Fractional Shares. In accordance with Section 5 of the Award, shares of Common Stock to be issued upon exercise of Rights will be determined by rounding down to the nearest whole number. Except as otherwise determined in writing by the Committee, no fractional amounts, whether in the form of shares of Common Stock or cash, will be issued upon exercise of the Rights.

16. No Rights As Shareholder. The Grantee shall not have any rights of a shareholder with respect to the Rights or any shares of Common Stock issued in respect thereof, until a stock certificate has been duly issued following exercise of the Rights as provided herein.

17. Amendment. This Agreement may be amended by written agreement of the Grantee and the Company, without the consent of any other person.

18. Law Governing. This Award shall be governed in accordance with and governed by the internal laws of the State of Florida.

19. Receipt of Plan. Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all of the terms and provisions thereof. Grantee has reviewed the Plan and this Award in their entirety, has had an opportunity to obtain the advice of counsel and Grantee’s tax advisor prior to accepting this Award, and fully understands all provisions of the Plan and this Award.

20. Acknowledgement of Grantee. As a material inducement to Company to grant the Award to Grantee, Grantee represents and warrants to the Company that Grantee is not now in violation and has not at any time violated any non-competition, confidentiality or other duty or obligation Grantee has to the Company.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

COMPANY:

NOVEN PHARMACEUTICALS, INC.

By:_/s/ Jeff Mihm
Jeff Mihm
Vice President and General Counsel

GRANTEE:

_/s/ Peter Brandt

Peter Brandt

(Acceptance designated electronically at
the website of Smith Barney Stock Plan Services)